              THIRD RESTATED AND AMENDED ARTICLES OF INCORPORATION
                                       OF
                                 ANTIVIRALS INC.



     Pursuant to ORS 60.451, the Board of Directors of Antivirals Inc. (the "Corporation") hereby amends and restates its Second Restated Articles of Incorporation dated November 20, 1992.

                                    ARTICLE I
                                      NAME

     The name of the Corporation is Antivirals Inc.

                                   ARTICLE II
                                 SHARES OF STOCK

    1. The authorized capital stock of the Corporation consists of 50,000,000 shares of common stock, $0.0001 par value ("Common Stock") and 2,000,000 shares of preferred stock, $0.0001 par value ("Preferred Stock").

    2. The Board of Directors shall have the power to issue, from time to time, one or more series of Preferred Shares or special stock in any manner permitted by law and not inconsistent with these Articles or the Bylaws of the Corporation. The Board of Directors shall have the authority to fix and determine, subject to the provisions of these Articles, the rights and preferences of the shares of such additional series, which shall be established by a resolution or resolutions of the Board of Directors providing for the issuance of such series.

    3. On the effective date of this Third Restated and Amended Articles of Incorporation, each issued and outstanding share of Common Stock shall be combined and reconstituted as one-third (1/3) share. Any fractional shares resulting from his reverse stock split (after aggregating all shares held by each holder) shall be rounded up to the next whole share.

                                   ARTICLE III
                          STAGGERED TERMS OF DIRECTORS

    1. When there are six or more positions on the Board of Directors, those positions shall be divided into two equal or nearly equal groups, denoted Group I and Group II. Beginning at the 1992 annual shareholders meeting, in even years shareholders will elect directors to fill all Group I positions and in odd years shareholders will elect directors to fill all Group II positions.

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    2.   This Article may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of the holders of not less than 66-2/3 percent of the shares then entitled to vote at an election of directors.

                                    ARTICLE IV
                              NO PREEMPTIVE RIGHTS

    The Corporation elects to waive preemptive rights.

                                   ARTICLE V
                             LIMITATION ON LIABILITY

    No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director, provided that this Article shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Act. No amendment to the Act that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission which occurs prior to the effective date of the amendment.

                                    ARTICLE VI
                                 INDEMNIFICATION

    The Corporation shall indemnify to the fullest extent not prohibited by law any current or former director of the Corporation who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or other (including an action, suit or proceeding by or in the right of the Corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or a fiduciary within the meaning of the Employee Retirement
Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director, officer, employee or agent, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall pay for or reimburse the reasonable expenses incurred by any such current or former director in any such proceeding in advance of the final disposition of the proceeding if the person sets forth in writing (i) the person's good faith belief that the person is entitled to indemnification under this Article and (ii) the person's agreement to repay all advances if it is ultimately determined that the person is not entitled to indemnification under this Article. No amendment to this Article that limits the Corporation's obligation to indemnify any person shall have any effect on such obligation for any act or omission that occurs prior to the later of the effective date of the amendment or the date notice of the amendment is given to the person. This Article shall not be deemed exclusive of any other provisions for indemnification or advancement of expenses of directors, officers, employees, agents and fiduciaries that may be included in any statute, bylaw, agreement, general or specific action of the Board of Directors, vote of shareholders or other document or arrangement.

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                                  ARTICLE VII
                               ADDRESS FOR NOTICES

    The mailing address for the Corporation for notices is One SW Columbia, Suite 1105, Portland, OR 97258.


EXECUTED:  JANUARY 20, 1997

                             /s/ John A. Beaulieu
                             _____________________________________
                             John A. Beaulieu
                             Chairman of the Board
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Registry No. 145980-15

                            CERTIFICATE ACCOMPANYING
                    THIRD RESTATED ARTICLES OF INCORPORATION
                                       OF
                                 ANTIVIRALS INC.



    The Third Restated Articles of Incorporation to which this certificate is attached contain amendments to the Restated Articles of Incorporation which require shareholder approval.

    Pursuant to ORS 60.451(4), the undersigned Chairman of the Board of Directors of Antivirals Inc. hereby certifies that the Third Restated Articles of Incorporation were approved by the shareholders on November 4, 1996. At that time, 26,319,281 shares of Common Stock, representing 26,319,281 votes, were outstanding and entitled to vote on the amendments and were cast as follows:

     1.   ARTICLE II - PREFERRED STOCK
          Votes cast in favor:     15,055,737
          Votes cast against:      114,054
          Votes abstaining:        3,030

     2.   ARTICLE II - STOCK SPLIT
          Votes cast in favor:     15,058,767
          Votes cast against:      114,054
          Votes abstaining:        0

     2.   ARTICLE IV - CUMULATIVE VOTING REMOVAL
          Votes cast in favor:     15,557,737
          Votes cast against:      190,292
          Votes abstaining:        0



Dated:  January 20, 1997


                             ANTIVIRALS INC.

                             /s/ John A. Beaulieu
                             _____________________
                             John A. Beaulieu
                             Chairman of the Board